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                                                                    EXHIBIT 10.5



                          ATLAS CAPITAL SERVICES, INC.


                                                                   April 8, 2002

Mr. William S. H. Stuart
Chief Executive Officer
Global Realty Management Group, Inc.
16825 Northchase Drive, Suite 630
Houston, Texas 77060

         Re: AMENDED AND RESTATED INVESTMENT BANKING/ADVISORY AGREEMENT
             ----------------------------------------------------------

Dear Bill:

This will confirm the basis upon which Global Realty Management Group, Inc. (the "Company") has engaged Atlas Capital Services, LLC ("Atlas") on a non-exclusive basis, to provide certain advisory and investment banking services.

1.       SERVICES TO BE RENDERED.
         -----------------------

         1.1 Atlas will introduce the Company to corporations ("Public Entity(ies)") that are fully reporting whose securities are registered pursuant to Section 12 (g) of the Securities Exchange Act of 1934 (the "Exchange Act"), which may engage in a reverse merger transaction ("Transaction") with the Company, whereby the Company will become a wholly-owned subsidiary of the Public Entity. In connection with the Transaction, the shareholders of the Company will exchange their equity interest in the Company for similar equity interests of the Public Entity and will be the controlling shareholders, officers, and directors of the merged entity ("Merged Entity").

         1.2 Atlas will also provide investment banking and financial consulting services, including, but not limited to, corporate finance, capital markets, and merger and acquisition banking and consultation services (the "Services"), to the Company.

         1.3 Except as set forth below, all services provided by Atlas under this agreement shall be at Atlas's cost and risk. Atlas's sole compensation shall be a "Transaction Fee" (as set forth in Section 5.1 below) and a "Banking Fee" (as set forth in Section 5.2 below).

         1.4 Notwithstanding anything in this agreement to the contrary, the Company shall have the sole and absolute discretion to accept or not accept the terms of any Transaction. The Company shall not have any liability whatsoever to Atlas or any other person or entity resulting from its decision not to enter into a proposed Transaction, regardless of the terms of the proposed Transaction.




             225 Broadway Suite 910 New York, NY 10007 U.S.A Phone:
                       (212) 267-3500 Fax: (212) 267-3501

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2. BEST EFFORTS. Atlas agrees to devote such time and effort to the affairs of the Company as is reasonable and adequate to render the Services contemplated by this agreement. The Company understands and agrees that Atlas shall not be responsible for the performance of any services which may be rendered hereunder without the Company providing the necessary information in writing prior thereto, nor shall Atlas include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. Atlas does not guarantee results on behalf of the Company, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in the Company's needs, Atlas shall notify the Company and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consummation of any transaction shall be subject to acceptance of the terms and conditions by the Company in its sole discretion.

3. INFORMATION. The Company shall furnish Atlas such information as Atlas reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the "Information"). The Company understands and agrees that Atlas, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and any potential partners and that Atlas shall not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company or any potential partner, including, without limitation, any financial information, forecasts or projections, considered by Atlas in connection with the rendering of its services. Accordingly, Atlas shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or any potential partner. With respect to any financial forecasts and projections made available to Atlas by the Company or any potential partners and used by Atlas in its analysis, Atlas shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or any potential partner, as the case may be, as to the matters covered thereby.

4. TIMELY APPRAISALS. During the Term of this agreement, the Company hereby agrees to use its commercially reasonable efforts to keep Atlas up to date and apprised of all business, market and legal developments related to the Company and its operations and management. Accordingly:

         4.1 The Company shall provide Atlas with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements;

         4.2 The Company shall promptly notify Atlas of all new contracts, agreements, joint ventures or filings with any state, federal or local administrative agency, including without limitation the SEC, NASD or any state agency, and shall provide all related documents, including copies of the exact documents filed, to Atlas, including without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to Atlas;

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         4.3 The Company shall also provide directly to Atlas current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by the Company in the normal course of its business and requested by Atlas from time to time; and

         4.4 Atlas shall keep all documents and information supplied to it hereunder confidential.

5. FEES. In consideration of Atlas's services, Atlas shall be entitled to receive, and the Company hereby agrees to compensate Atlas as follows:

         5.1 413,869 newly issued shares ("Atlas Shares") of the Public Entity upon the effective date of a Transaction (the "Transaction Fee"). Atlas shall have registration rights under the terms of this agreement with respect to the shares as provided in the Registration Rights Agreement, dated December 17, 2001 (the "Registration Rights Agreement"), by and among Excalibur Holdings, Inc. (a wholly-owned subsidiary of the Company) and certain other parties, provided that
(a) Atlas agrees to be bound by all of the terms and conditions of the Registration Rights Agreement, except for Section 10 of such Registration Rights Agreement, and (b) Atlas shall enter into a Lock-Up Agreement in the form attached hereto as Schedule B. For purposes of the Lock-Up Agreement, it is hereby agreed that the Atlas Shares will not be aggregated with any shares held by Michael D. Farkas, the sole indirect member of Atlas.

         5.2 A cash payment equal to $150,000 (the "Banking Fee"), payable in eight equal monthly payments of $18,750 beginning thirty (30) days from the date of this agreement (which payments shall be personally guaranteed by Matthew C. Flemming).

         5.3 Atlas's Transaction Fee shall have been earned and shall be payable to Atlas upon consummation of any Transaction which occurs as a result of this Agreement with any Public Entity which is introduced by Atlas to the Company in which a Transaction was made in whole or in part during the term of this agreement . Atlas's Banking Fee shall have been earned and shall be payable to Atlas upon execution of this agreement.

6. INDEMNITY. The Company hereby agrees to indemnify Atlas under its standard indemnification provisions, a copy of which is attached hereto as Exhibit A, and made a part hereof.

7. TERM OF ENGAGEMENT. Atlas' engagement shall be for a period of one (1) year commencing on the date hereof ("Term"). Thereafter, the agreement may be terminated by either the Company or Atlas at any time, with or without cause, upon written notice to that effect to the other party. In the event (i) Atlas is terminated by the Company, with or without cause, prior to the end of the Term,


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or (ii) William S.H. Stuart ceases to be President of the Company prior to the end of the Term AND Matthew C. Flemming ceases to be Chief Financial Officer prior to the end of the Term, then, in each instance, all of the Banking Fees that remain due and owing as of such termination date, shall be paid immediately to Atlas.

8. RELIANCE ON OTHERS. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

9. PUBLICITY. The Company agrees that Atlas shall have the right, at its own cost, to advertise its participation in any Transaction in "tombstone" or other appropriate financial advertisements in newspapers, magazines, trade periodicals or other publications. Atlas agrees that the content of such tombstone or other advertisements shall not be published without the Company's prior approval, provided that such approval is not unreasonably withheld or delayed.

10. NO RIGHTS IN SHAREHOLDERS, ETC. The Company recognizes that Atlas has been engaged only by the Company, and that the Company's engagement of Atlas is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against Atlas or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of Atlas or any statements, advice, opinions or conduct by Atlas. Without limiting the foregoing, any opinions or advice rendered to the Company's Board of Directors or management in the course of the Company's engagement of Atlas are for the purpose of assisting the Board or management, as the case may be, in evaluating a transaction and do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with a transaction. Atlas's role herein is that of an independent contractor.

11. GOVERNING LAW; FORUM. This agreement shall be governed by the laws of the State of New York. Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgment may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

12. MISCELLANEOUS. Nothing in this Agreement is intended to obligate or commit Atlas to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.


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The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company. Neither party may assign its obligations or rights pursuant to this agreement without the prior written consent of the other party, except that the parties agree that upon the closing of a Transaction with a Public Entity, the obligations of the Company under this agreement shall, in addition to the obligations on the Company, become the obligations of the Public Entity, jointly and severally.

13. NOTICES. All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, or (c) delivery by hand to the recipient's address set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 13):

(a)      If to the Company, to:

Mr. William S.H. Stuart
Chief Executive Officer
Global Realty Management Group, Inc.
16825 Northchase Drive, Suite 630
Houston, Texas 77060
Fax: (281) 877-9701

(b)      If to Atlas, to:

                                    Marat Roisenberg
                                    Managing Director
                                    Atlas Capital Services, LLC
                                    225 Broadway, Suite 910
                                    New York, New York 10007
                                    Fax: (212) 267-3501


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If you are in agreement with the foregoing, please sign and return the attached copy of this agreement, whereupon this agreement shall become effective as of the date hereof.


Sincerely,

ATLAS CAPITAL SERVICES, LLC


By: /S/ Marat Roisenberg
    -----------------------
Marat Roisenberg
Managing Director

AGREED AND ACCEPTED:

GLOBAL REALTY MANAGEMENT GROUP, INC.


By:_______________________
Name:
Title:

Date:_____________________


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Atlas Capital Services, LLC
225 Broadway, Suite 910
New York, NY 10007

Ladies and Gentlemen:

In connection with our engagement of Atlas Capital Services, LLC ("Atlas") as an Investment Banker, we hereby agree to indemnify and hold harmless Atlas and its affiliates, and the respective directors, officers, shareholders, agents and employees of Atlas (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which relate to or arise out of any actions taken or omitted to be taken by the Company (including any untrue statements made to any Indemnified Person) in connection with our engagement of Atlas, including any action by Atlas to collect amounts owed to it in connection therewith, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a "Claim"), in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Atlas except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Atlas, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such claim may be brought hereunder from any and all liability arising out of such claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to do so notify us shall not relieve us from any obligations we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel with the Company and/or another Indemnified Person would present such counsel with a conflict of interest or if


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the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Atlas is the Indemnified Person), we and Atlas shall contribute to the Claim for which such indemnify is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Atlas on the other, in connection with Atlas's engagement referred to above, and the relative fault, as between us and the Indemnified Person in respect of the Claim, subject to the limitation that in no event shall the amount of Atlas's contribution to such Claim exceed the amount of fees actually received by Atlas from us pursuant to Atlas's engagement. We hereby agree that the relative benefits to us, on the one hand, and Atlas on the other, with respect to Atlas's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to Atlas in connection with such engagement; provided, however, that under no circumstances whatsoever shall Atlas be required to contribute to any such claim any amount in excess of the fee actually paid in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.

Should Atlas or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising form or relating to Atlas's engagement, we agree to pay all reasonable expenses (including fees incurred for legal counsel) in complying therewith.

Atlas agrees to indemnify and hold harmless the Company, any of its directors, officers, agents, and employees, against any actions, lawsuits, damages or liabilities to which the Company or such person may become subject related to or arising out of any willful negligence by Atlas, and Atlas will reimburse the Company and each such person for all legal and other expenses incurred in connection with investigating or defending any such litigation in which the Company or any such person is a party; provided, however, that Atlas will not be liable in any such case for losses, claims, damages, liabilities or expenses


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that have arisen by way of the bad faith, gross negligence, ordinary negligence or willful misconduct of the Company or the party claiming a right to indemnification. This indemnity agreement will be in addition to any liability which Atlas may otherwise have.

Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgment may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

It is understood that, in connection with Atlas's engagement, Atlas may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement, any such additional engagement and any modifications of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Atlas's engagement(s).


                                           Very truly yours,

                                           GLOBAL REALTY MANAGEMENT GROUP, INC.


                                           By: /S/ William S.H. Stuart
                                              ----------------------------------
                                                   William S.H. Stuart
                                                   Chief Executive Officer

Confirmed and agreed to:

ATLAS CAPITAL SERVICES, LLC


By: /S/ Marat Roisenberg
    -----------------------------
      Name:  Marat Roisenberg
      Title: Managing Director


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